Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Announces Board Leadership Transition Plan and New Director

•	After 15 years as Kohl’s director, Board Chair Peter Boneparth announces planned retirement in May

•	Board appointed Michael Bender as new Board Chair to succeed Boneparth upon his retirement

•	Adolfo Villagomez appointed to Kohl’s Board, bringing two decades of leadership and retail experience

MENOMONEE FALLS, Wis. (Nov. 8, 2023) – Kohl’s (NYSE: KSS) today announced a planned transition to its Board of Directors (the “Board”). Board Chair Peter Boneparth will retire from Kohl’s at the end of his current term in May, and Michael Bender will become the next Board Chair upon his retirement. The Board also appointed Adolfo Villagomez as a new independent director, effective November 7. Mr. Villagomez, CEO of Progress Residential, brings more than two decades of leadership and retail experience, including previously serving in key leadership roles at The Home Depot, overseeing its $20 billion online business and serving as Chief Marketing Officer for U.S. retail.

After 15 years of service as Kohl’s director, Board Chair Peter Boneparth announced his plans to retire from Kohl’s Board in May 2024. Mr. Boneparth will not stand for re-election at Kohl’s 2024 annual shareholders meeting. With this news, the Board appointed Michael Bender as Chair, upon Mr.Boneparth’s retirement. Mr. Bender has served on Kohl’s Board since 2019 and is chair of the Nominating and ESG Committee and member of the Audit Committee.

“On behalf of the entire Board, I want to thank Peter for his extraordinary commitment to Kohl’s during his 15-year Board tenure,” said Bender. “His leadership skills, retail acumen and his deep understanding of finance have proved invaluable over the past several years, in particular, as the company navigated a unique set of complex challenges stemming from the global pandemic. His unwavering focus on serving all of Kohl’s stakeholders throughout his time as Board Chair has left Kohl’s in a strong position as we move into the future.”

“It has been an honor and a privilege to be a member of the Kohl’s Board for the past 15 years,” said Boneparth. “I have every confidence that Michael is the right person to lead the Kohl’s Board into the future. His retail experience and unquestionable personal integrity make him the ideal choice at this point in Kohl’s history. He will be fortunate, as I have been, to lead the rest of the Kohl’s Board, each and every one of whom I deeply respect for their commitment of time and energy to this wonderful company.”

Adolfo Villagomez’s appointment is part of the continuous Board refreshment process at Kohl’s, which continues to bring in relevant, experienced leaders and enhances the Board’s diversity.

Mr. Villagomez has been appointed to a term expiring at Kohl’s 2024 annual shareholders meeting and will stand for election by Kohl’s shareholders at that time. He will initially serve on the Audit Committee. With Mr. Villagomez’s appointment, the Board has now been expanded to consist of 12 directors, 11 of whom are independent.

“Adolfo is a wonderful addition to our board,” said Boneparth. “His experience, particularly in e-commerce and marketing, will bring another perspective to Kohl’s powerful omnichannel business model. He has a growth-company mindset and a great background in retail that will complement the skills of the directors in our boardroom.”

“I am excited to join the Kohl’s Board during an important and invigorating time for the company,” said Mr. Villagomez. “I thank the Board for their warm welcome, and I look forward to helping drive the business forward for our teams and shareholders.”

About Adolfo Villagomez

Adolfo Villagomez is Chief Executive Officer of Progress Residential, the largest operator of single-family rentals. He joined Progress in 2022 to accelerate Progress Residential’s business and digital transformation, and to improve the overall resident experience. Mr. Villagomez brings more than two decades of leadership experience balancing a data-driven business strategy approach, product expertise, and a demonstrated proficiency in leading consumer-facing initiatives. Prior to joining Progress, Mr. Villagomez served as the President of The Home Depot’s online business and Chief Marketing Officer for U.S. Retail. Previously, Mr. Villagomez served as a partner at McKinsey & Company, where he led its North America Marketing and Sales Practice, and held executive leadership positions at DuPont. He holds a master’s degree in business administration from the Yale School of Management and a bachelor’s degree in chemical engineering from Universidad Nacional Autonoma de Mexico. Mr. Villagomez is fluent in Spanish and English.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “plans,” “may,” “intends,” “will,” “should,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s then current views and assumptions and, as a result, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Media Contact

Jen Johnson, 262-703-5241, jen.johnson@kohls.com

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